NEWS RELEASE

FOR IMMEDIATE RELEASE

RUBY TUESDAY APPOINTS MARK W. ADDICKS AND DONALD E. HESS TO THE BOARD OF DIRECTORS

MARYVILLE, Tenn.--(BUSINESS WIRE)--Apr. 9, 2014-- Ruby Tuesday, Inc. (NYSE: RT) today announced the appointments of Mark W. Addicks and Donald E. Hess to its Board of Directors effective April 9, 2014.  Mr. Addicks serves as Senior Vice President, Chief Marketing Officer for General Mills Inc. (NYSE: GIS). Mr. Hess most recently served as the Lead Director on the board of Saks Incorporated.

“I am excited to welcome both Mark and Donald to our Board of Directors,” said Chairman, President and CEO JJ Buettgen. “They bring a wealth of marketing, strategic, and executive experience that will further strengthen our board, and I know they will make significant contributions as we continue our strategy to reposition the Ruby Tuesday brand to a more casual, energetic, and broadly-appealing brand.”

As Chief Marketing Officer at General Mills, Mr. Addicks is responsible for global brand-building strategy, including advertising, promotions, public relations, and multicultural initiatives.  He also oversees the company’s well-known Box Tops for Education program and the Pillsbury Bake-Off Contest. Mr. Addicks joined General Mills in 1988, and has since held marketing positions in various divisions. He has led highly successful new product development efforts and has received numerous industry awards for his innovation and marketing expertise. Mr. Addicks was named Chief Marketing Officer in 2004 and assumed his current position in 2007. He holds a bachelor’s degree from the University of Texas and an MBA from Harvard University.

Mr. Hess, who was President and CEO of Parisian, Inc. as well as a member on the board of directors of Proffitt’s and Saks Inc., has extensive experience in the retail industry. As President and CEO of Parisian, a department store chain with stores primarily in the southeast, Mr. Hess was instrumental in establishing and executing an expansion strategy leading to significant growth for the company. In addition to his executive leadership and strategic vision, Mr. Hess also oversaw the merchandising and marketing function for the company. When Parisian sold to Proffitt’s, which was later purchased by Saks, Mr. Hess served on the boards of each. Mr. Hess is also the CEO of Southwood Partners, a private investment company, and is engaged in regional, national, and international philanthropic organizations. Mr. Hess holds a bachelor’s degree from Dartmouth College.

ABOUT RUBY TUESDAY

Ruby Tuesday, Inc. has 755 Company-owned, operated, and/or franchised Ruby Tuesday brand restaurants in 45 states, the District of Columbia, 11 foreign countries, and Guam, in addition to

28 Company-owned and/or franchised Lime Fresh brand restaurants in five states, the District of Columbia, and one foreign country.  As of March 4, 2014, we owned and operated 679 Ruby Tuesday restaurants and franchised 76 Ruby Tuesday restaurants, comprised of 31 domestic and 45 international restaurants.  We also owned and operated 20 Lime Fresh restaurants and franchised eight Lime Fresh restaurants, comprised of six domestic and two international restaurants.  Our Company-owned and operated restaurants are concentrated primarily in the Southeast, Northeast, Mid-Atlantic, and Midwest of the United States, which we consider to be our core markets.

Ruby Tuesday, Inc. is traded on the New York Stock Exchange (Symbol: RT).

Special Note Regarding Forward-Looking Information

 This press release contains various forward-looking statements, which represent our expectations or beliefs concerning future events, including one or more of the following:  future financial performance, future capital expenditures, the effect of strategic initiatives (including cost-cutting initiatives), sales of our real estate, future borrowings and repayments of debt, availability of financing on terms attractive to the Company, compliance with financial covenants in our debt instruments, restaurant growth (both Company-owned and franchised), payment of dividends, stock and bond repurchases, restaurant acquisitions, and changes in senior management and in the Board of Directors.  We caution the reader that a number of important factors and uncertainties could, individually or in the aggregate, cause our actual results to differ materially from those included in the forward-looking statements (such statements include, but are not limited to, statements relating to cost savings that we estimate may result from any programs we implement, our estimates of future capital spending, our targets for annual growth in same-restaurant sales and average annual sales per restaurant, and the benefits of our television marketing), including, without limitation, the following: general economic conditions; changes in promotional, couponing and advertising strategies; changes in our customers’ disposable income; consumer spending trends and habits; increased competition in the restaurant market; laws and regulations affecting labor and employee benefit costs, including further potential increases in state and federally mandated minimum wages, and healthcare reform; customers’ acceptance of changes in menu items; changes in the availability and cost of capital; potential limitations imposed by debt covenants under our debt instruments; mall-traffic trends; weather conditions in the regions in which Company-owned and franchised restaurants are operated; costs and availability of food and beverage inventory; our ability to attract and retain qualified managers, franchisees and team members; impact of adoption of new accounting standards; impact of food-borne illnesses resulting from an outbreak at either one of our restaurant concepts or other competing restaurant concepts; effects of actual or threatened future terrorist attacks in the United States; and significant fluctuations in energy prices.

Source: Ruby Tuesday, Inc.

Ruby Tuesday, Inc.
Ramona Seale, 865-379-5700